EXHIBIT 99.3
                                  PRESS RELEASE

TMANGLOBAL.COM CHANGES ACCOUNTING FIRMS AND PLANS NEW STRATEGY FOR COMPANY AS IDVDBOX LETTER OF INTENT EXPIRES

3/12/01

ORLANDO, Fla., Mar 12, 2001 /PRNewswire via COMTEX/ -- TMANglobal.com (OTC Bulletin Board: CHOP) announced today that they have terminated their relationship with the accounting firm of Daszkal Bolton Manela Devlin & Co. of Boca Raton, Florida. There have been no disagreements between the firms and the move was solely precipitated on a change of direction for TMAN. Several accounting firms are now being interviewed and a new one will be named shortly."The Company has recently shut down its Internet e-commerce Web site and sold all of its martial arts-related components back to its parent company, The Martial Arts Network, in exchange for the cancellation of all remaining debt to the Network as of April 1st," said Tony Interdonato, CEO of TMANglobal.com. "We have been seeking new opportunities for our shareholders in light of recent market conditions, which have decimated the Internet industry -- and in particular dot.com-related companies. I feel that a change in direction will be healthy for the Company as well as working with a totally new professional team."

In other news, the Company reports that its Letter of Intent with iDVDBOX has now expired. After due diligence being done on the part of both companies, it was decided that the current climate of the hi-tech marketplace would not be beneficial to the proposed merger at this time. In addition, no plans are called for in further exploring a previously proposed 1:5 reverse stock split, however, the Company has indicated that they will be filing an information statement with the SEC in order to raise its authorized number of shares from 20 million to 100 million to facilitate any merger/acquisition opportunities that may arise in the future.

About TMANglobal.com
TMANglobal.com (OTC Bulletin Board: CHOP) is an Internet-based company that operates one of the world's largest Web sites devoted exclusively to the martial arts and health/fitness industries. TMANglobal.com is located at Universal Studios Florida. For more information, contact: CEO Tony Interdonato at (407) 370-4460 or e-mail him at tony@tman.com.

"Safe Harbor" Statement
Except for the historical information contained herein, certain of the matters discussed in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, TMANglobal.com's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risks associated with system development and operations, management of potential growth, risks of entering new business areas, international expansion, business combinations, strategic alliances, changes in general economic conditions, material prices, labor costs and governmental regulations affecting the Company's operations.

SOURCE TMANglobal.com
CONTACT: Tony Interdonato, CEO, TMANglobal.com, 407-370-4460